UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K/A
Amendment No. 2
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) September 30, 2005
NRG Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-15891	41-1724239

(Commission File Number)	(IRS Employer Identification No.)

211 Carnegie Center	Princeton, NJ 08540

(Address of Principal Executive Offices)	(Zip Code)
609-524-4500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Exhibits
SIGNATURES
EX-23.1: CONSENT OF DELOITTE & TOUCHE LLP
EX-99.01: QUARTERLY REPORT
EX-99.02: AUDITED FINANCIAL STATEMENTS
EX-99.03: AUDITED FINANCIAL STATEMENTS
EX-99.04: PRO FORMA PRESENTATION OF THE STATEMENTS OF OPERATION
EX-99.05: PRO FORMA PRESENTATION OF THE STATEMENT OF OPERATION
EX-99.06: UNAUDITED QUARTERLY FINANCIAL STATEMENTS OF WEST COAST POWER LLC
EX-99.10: PRO FORMA FINANCIAL STATEMENTS
EX-99.11: PRO FORMA FINANCIAL STATEMENTS

EXPLANATORY NOTE
     This Form 8-K/A is being filed to update our previously filed pro forma financial statements to include the preliminary pricing and terms for the registration of unsecured debt securities, preferred stock and common stock, and the non-registered bank credit facility, the issuance of which are together referred to as the Financing Transactions. The preliminary pricing and terms include a more detailed disclosure of the expected tranches of the proposed unsecured debt securities, the expected weighted average annual interest rate and term.
     At the Company’s election, on a pro forma basis as of September 30, 2005, consideration with a fair value of $368 million, or the Other Consideration, may be comprised of either an additional 9,038,125 shares of common stock, additional cash, shares of a new series of NRG’s Cumulative Preferred Stock or a combination of the foregoing. This Form 8-K/A updates our previously filed pro forma financial statements as we are now assuming that the Other Consideration will be paid in cash only, instead of Cumulative Preferred Stock.
     This Form 8-K/A includes additional sensitivity analysis disclosures related to the new debt instruments, the pricing of common stock and the proposed preferred dividend for the Mandatorily Convertible Preferred Stock. This Form 8-K/A further updates the following footnotes related to the Financing Transactions: footnotes 9, 10, 11 and 14 to the Pro Forma Combined Condensed Balance Sheet as of September 30, 2005, footnotes 4, 9, and 16 to the Pro Forma Combined Statement of Operations for the Nine Months Ended September 30, 2005 and footnotes 4, 8 and 16 to the Pro Forma Combined Statement of Operations for the Year Ended December 31, 2004.
Item 8.01 Other Events
     NRG Energy, Inc., or NRG, has filed a registration statement on Form S-3 to register unsecured debt securities, preferred stock and common stock, and the non-registered bank credit facility, the issuance of which are together referred to as the Financing Transactions. The Financing Transactions will be entered into to finance the Acquisition (described below) and re-capitalize the Company. In connection with this registration statement, NRG is filing the unaudited pro forma analyses as set forth below.
     On September 30, 2005, NRG entered into an Acquisition Agreement (the “Acquisition Agreement”) with Texas Genco LLC, a Delaware limited liability company (“Texas Genco”), and each of the direct and indirect owners of Texas Genco (the “Sellers”). Pursuant to the Acquisition Agreement, upon the terms and subject to the conditions set forth therein, the Company agreed to purchase all of the outstanding equity interests in Texas Genco (the “Acquisition”). We expect to close this transaction during the first quarter of 2006.
     On a pro forma basis, we estimate that the total purchase price will be $6.121 billion. This amount is comprised of common stock, cash and capitalized expenses. The number of shares to be issued to the Sellers is 35,406,320, of this amount 19,346,788 are from treasury and 16,059,532 are newly issued shares, at a price of $45.37 which is the average NRG share price immediately before and after the pro forma date of closing, or September 30, 2005, with a total value of $1.6 billion for the shares. NRG will pay $4.399 billion in cash and will capitalize expenses of $116 million. The purchase includes the assumption by the Company of approximately $2.74 billion of Texas Genco indebtedness. As a result of the Acquisition, Texas Genco will become a wholly owned subsidiary of the Company.
     Of the pro forma $6.121 billion consideration to the Sellers upon consummation of the Acquisition, the Company is paying $4.399 billion in cash, and must issue a minimum of 35,406,320 shares of the Company’s common stock. At the Company’s election, the Other Consideration with a fair value of $368 million may be comprised of either an additional 9,038,125 shares of common stock, additional cash, shares of a new series of NRG’s Cumulative Preferred Stock or a combination of the foregoing. If issued, the aggregate liquidation preference of the Cumulative Preferred Stock will be equal to the average trading value of 9,038,125 shares of the Company’s common stock over a twenty trading day period prior to closing. If the Company elects to pay all or a portion of the remaining purchase price in cash, the amount payable in cash would be calculated in the same manner. On a pro forma basis we have assumed that the Other Consideration will be paid in cash.
     NRG expects to finance the cash requirements of the Acquisition through a combination of a new senior secured credit facility, an unsecured high yield notes offering and the sale of common and preferred equity securities in the public markets. We have received a commitment letter from Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Citigroup Global Markets, Inc. (“Citigroup”) and other institutional lenders, to provide us with up to $5.2 billion in senior secured debt financing, including up to $3.2 billion under a senior first priority term loan facility, up to $1 billion under a senior first priority secured revolving credit facility and up to $1 billion under a senior first priority secured synthetic letter of credit facility. We expect to increase the amount of the senior first priority term loan portion of the senior secured debt financing from $3.2 billion to $3.575 billion, as reflected in the pro forma financial information included in this Form 8-K/A. The commitment letter further provides for up to $5.1 billion in bridge financing to fund all necessary amounts not provided for under the senior secured debt financing. NRG does not intend to draw down on the bridge financing unless the contemplated high yield debt financing and preferred and common equity financings are for some reason unavailable at the time of the closing. The commitment letter is subject to customary conditions to consummation, including the absence of any event or circumstance that would have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations, taken as a whole, of Texas Genco, or Texas Genco and NRG combined, since June 30, 2005. We have agreed to pay Morgan Stanley and Citigroup $44.6 million in connection with the commitment letter, or the Bridge Loan Commitment Fee, and have agreed to indemnify Morgan Stanley and Citigroup against certain liabilities.
     The Financing Transactions will enable us to refinance our outstanding Second Priority Notes and Credit Facility. This Credit Facility includes a senior secured term loan, a revolving credit facility and funded letter of credit facility. In addition, the new financing will supply the source of funds to acquire Texas Genco and to repay their Term Loan Facility and Senior Notes. The following is a brief summary of the companies’ outstanding debt instruments that we expect to refinance with the new debt structure:

	Old Debt Structure
	As of September 30, 2005		New Debt	New Debt
(in millions)	NRG	Texas Genco	Structure	Term
Term loan – adjustable interest	447	1,614	3,575	7 years
Second Priority Notes	1,080	n/a	n/a	n/a
Unsecured senior notes – fixed rate	n/a	1,125	n/a	n/a
Unsecured senior notes – fixed rate	n/a	n/a	2,200	10 years
Unsecured senior notes – fixed rate	n/a	n/a	1,100	8 years
Unsecured senior notes – floating rate	n/a	n/a	300	8 years
Revolving credit facility	150	325	1,000	5 years
Funded letter of credit facility	350	694	n/a	n/a
Synthetic letter of credit facility	n/a	n/a	1,000	5 years
     Based on the preliminary pricing, we have assumed the following interest rates for the new debt instruments during the year ended December 31, 2004 and the nine months ended September 30, 2005:

	New Debt	New Debt	Assumed interest	Assumed interest
(in millions)	Structure	Term	rate during 2004	rate during 2005
Term loan – adjustable interest	3,575	7 years	6.734%	6.621%
Unsecured senior notes – fixed and floating rate*	3,600	8-10 years	7.500%	7.500%

*	Pending final pricing of each tranche of unsecured senior notes, we have assumed a weighted average annual interest rate of 7.5%.
     On January 17, 2006 the Company entered into a number of forward interest rate swaps to effectively fix the interest rate for part of the new term loan, as described in the table below:

Period from		Weighted Average
initiation of swap	Hedged Principal	Swap Rate
1st year	$2.15 billion	4.774%
2nd year	$2.03 billion	4.773%
3rd year	$1.89 billion	4.777%
4th year	$1.74 billion	4.783%
5th year	$1.55 billion	4.786%
     NRG will pay an annual fee of 0.5% for the new revolving credit facility, and when drawn upon, the adjustable interest rate would be the London Interbank Offering Rate plus 2%. On a pro forma basis, we have assumed an annual fee of 2% to have access to the synthetic letter of credit facility.
     On May 19, 2005, pursuant to the exercise of a right of first refusal by Texas Genco, subsequent to a third party offer to American Electric Power, or AEP, in early 2004, Texas Genco acquired from AEP an additional 13.2% undivided interest in South Texas Project, or STP. We refer to that acquisition as the “ROFR.” As a result, Texas Genco now owns a 44.0% undivided interest in STP. For pro forma purposes, NRG has accounted for the ROFR as a business acquisition and included the ROFR in our pro forma adjustments to the statements of operation.

     On December 8, 2005 NRG entered into an Asset Purchase and Sale Agreement to sell all the assets of NRG Audrain Generating LLC, or Audrain, to AmerenUE, a subsidiary of Ameren Corporation. For purposes of these pro forma statements we have reflected the sale of assets of Audrain as a discontinued operation. The purchase price is $115 million, subject to customary purchase price adjustments. The transaction is expected to close during the first half of 2006. The sale is subject to customary approvals, including Federal Energy Regulatory Commission, Missouri Public Utilities Commission, Illinois Commerce Commission, and Hart-Scott-Rodino review. We expect to record a gain of approximately $15 million at closing.
     On December 27, 2005, NRG entered into purchase and sale agreements for projects co-owned with Dynegy, Inc., or Dynegy, Under the agreements, NRG will acquire Dynegy’s 50% ownership interest in WCP (Generation) Holdings, Inc., or WCP, and become the sole owner of WCP’s 1,808 MW of generation in Southern California. In addition, NRG is selling to Dynegy its 50% ownership interest in Rocky Road Power LLC, or Rocky Road, a 330 MW gas-fueled, simple cycle peaking plant located in Dundee, Illinois. Both of these transactions are conditioned upon one another and NRG will pay Dynegy a net purchase price of $160 million at closing. NRG will fund the net purchase price with cash held by WCP. NRG anticipates closing both transactions during the first quarter 2006.
     WCP owns and operates 1,808 MW in Southern California as listed below.

Plant	MW	Primary Fuel	Status
El Segundo Power, LLC (El Segundo)	670	Gas	Tolling agreement through 12/31/05 and from May 1, 2006 through April 30, 2008
Cabrillo Power I LLC (Encina)	965	Gas	Reliability-Must-Run, or RMR, status for Units 1-3 and 5 through 12/31/2006.
Cabrillo Power II LLC (13 combustion turbines in San Diego area)	173	Gas	RMR status through 12/31/2006
Long Beach Generation LLC (Long Beach)	N/A	N/A	Retired

Total	1,808
     We have determined that the fair value of our equity investment in Rocky Road is equal to the negotiated price of $45 million. The current carrying value of our investment in Rocky Road is $70.2 million and we therefore expect to record in the fourth quarter of 2005 an other than temporary impairment in our investment. On a pro forma basis the total impairment is in the amount of $25.2 million. As the tax basis of Rocky Road is higher than the consideration received and it is not probable that we can utilize any future benefit from this capital loss, there is no tax expense/(benefit) related to this transaction.
Transactional Pro Forma Analysis:
     The following tables present historical condensed consolidated financial information of (i) NRG for the year ended December 31, 2004 and as of and for the nine months ended September 30, 2005, (ii) Texas Genco for the year ended December 31, 2004 and as of and for the nine months ended September 30, 2005, and (iii) the combined company on a pro forma basis for the year ended December 31, 2004 and as of and for the nine months ended September 30, 2005. The combined company on a pro forma basis is shown after giving effect to (a) the reclassification of Audrain as a discontinued operation; (b) the inclusion of the results pursuant to the ROFR; (c) the refinancing of NRG’s old debt structure; (d) the remaining financing and subsequent Acquisition; and (e) the acquisition of the remaining 50% ownership interest in WCP and sale of our 50% ownership interest in Rocky Road.
     The historical consolidated financial information of NRG for the year ended December 31, 2004 is derived from the historical financial information contained in the audited consolidated financial statements of NRG incorporated by reference in this current report Form 8-K/A. The unaudited historical consolidated financial information as of and for the nine months ended September 30, 2005 (i) have been derived from NRG’s unaudited condensed consolidated financial statements which are incorporated by reference in this current report Form 8-K/A, (ii) have been prepared on a similar basis to that used in the preparation of the audited financial statements, and (iii) in the opinion of NRG’s management, include all adjustments necessary for a fair statement of the results for the unaudited interim period.
     The historical consolidated financial information for Texas Genco as of December 31, 2004 were derived from the audited consolidated financial statements of Texas Genco LLC as of December 31, 2004 and the audited consolidated financial statements of Texas Genco Holdings, Inc. as of December 31, 2004, and are included as Exhibits 99.02 and 99.03 to this current report Form 8-K/A, as filed with the current report on Form 8-K filed on December 21, 2005 and incorporated herein by reference. The historical consolidated financial information for Texas Genco as of and for the nine months ended September 30, 2005 (i) were derived from unaudited financial statements of Texas Genco LLC for the nine months ended September 30, 2005 and the unaudited financial statements of Texas Genco Holdings, Inc. for the period from January 1, 2005 through April 13, 2005 (on April 13, 2005 the remaining business of Texas Genco Holdings, Inc. was acquired by Texas Genco LLC) included as Exhibit 99.01 to this current report Form 8-K/A, (ii) have been prepared on a similar basis to that used in the preparation of the aforementioned audited financial statements and, (iii) in the opinion of Texas Genco’s management, include all adjustments necessary for a fair presentation of the results for the unaudited interim period.
     The historical financial information for WCP for the year ended December 31, 2004 were derived from the audited financial statements of WCP for the year ended December 31, 2004 contained as Exhibit 99.1 in NRG’s Form 10-K filed on March 30, 2005. The unaudited historical consolidated financial information as of and for the nine months ended September 30, 2005 (i) have been derived from WCP’s unaudited condensed consolidated financial statements that are included as exhibit 99.06 to this current report on Form 8-K/A, as filed with the current report on Form 8-K/A filed on January 5, 2006 and incorporated herein by reference, (ii) have been prepared on a similar basis to that used in the preparation of the audited financial statements, and (iii) in the opinion of WCP’s management, include all adjustments necessary for a fair statement of the results for the unaudited interim period.
     The unaudited pro forma combined income statement data and other financial and operating data for the combined company for the year ended December 31, 2004 and for the nine months ended September 30, 2005 give effect to (a) the reclassification of Audrain as a discontinued operation; (b) the inclusion of the results pursuant to the ROFR; (c) the refinancing of NRG’s old debt structure; (d) the remaining financing and subsequent Acquisition; and (e) the acquisition of the remaining 50% ownership interest in WCP and sale of our 50% ownership interest in Rocky Road, as if the transactions had occurred on January 1, 2004. The unaudited pro forma combined balance sheet data as of September 30, 2005 gives effect to (a) the sale of Audrain as of September 30, 2005; (b) the refinancing of NRG’s old debt structure; (c) the remaining financing and subsequent Acquisition; and (d) the acquisition of the remaining 50% ownership interest in WCP and sale of our 50% ownership interest in Rocky Road, as if the transactions had occurred on September 30, 2005. The combined unaudited pro forma financial data presented below do not purport to represent what the combined company’s results of operations would actually have been had the transactions in fact occurred on the dates specified above or to project the combined company’s results of operations for any future period.
     The historical consolidated financial information and the unaudited pro forma combined financial information set forth below should be read in conjunction with (a) the consolidated financial statements of NRG Energy, Inc., the related notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operation included in NRG Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2004 as amended by the Current Report on Form 8-K filed on December 20, 2005, and quarterly report on Form 10-Q for the nine months ended September 30, 2005; (b) the consolidated financial statements of Texas Genco LLC and Texas Genco Holdings, Inc., the related notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operation for the year ended December 31, 2004 and for the nine months ended September 30, 2005 filed and incorporated herein by reference as Exhibits 99.01, 99.02 and 99.03 to this current report on Form 8-K/A, as filed with the current report on Form 8-K filed on December 21, 2005 and incorporated herein by reference; and (c) with the financial statements of West Coast Power LLC and the related notes thereto included in NRG Energy, Inc.’s annual report on Form 10-K as Exhibit 99.1 for the year ended December 31, 2004 and financial statements as of and for the nine months ended September 30, 2005 as found in Exhibit 99.06 to this current report on Form 8-K/A, as filed with the current report on Form 8-K/A filed on January 5, 2006 and incorporated herein by reference.
     The Acquisition will be accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based on the estimated fair value of such assets and liabilities at the date of acquisition. As it is difficult to estimate a pro forma allocation of purchase price without completed asset appraisals, we have made a preliminary allocation estimate based on the latest available information. For purposes of these pro forma statements we have assumed that the consideration paid in excess of the historical book value of net assets acquired is related to the step-up in fair value of Texas Genco’s emission credit inventory, a step-up in the value of Texas Genco’s fixed assets, and an increase in liabilities for assumed out-of-market contracts. Once the Acquisition is closed, the purchase price and allocation may change significantly from the pro forma amounts included herein based on the results of appraisals, changes in market prices, and other analyses, which the Company is obtaining. The other analyses include actuarial studies of employee benefit plans, income tax effects of the Acquisition, analyses of operations to identify assets for disposition and the evaluation of staffing requirements necessary to meet future business needs. Ultimately, the excess of the purchase price over the fair value of the net tangible and identified intangible assets acquired will be recorded as goodwill.

     The following summarizes the estimated pro forma purchase price and allocation impact of the Acquisition on NRG’s financial statements at September 30, 2005:

	(in millions)
Cash paid to Sellers		$4,399
NRG common stock issued to Sellers(1)		1,606
Fees and transaction costs
Fees for early repayment of existing Texas Genco debt	99
Investment banker fees	17

Total capitalized acquisition expenses		116

Total pro forma Purchase Price		6,121

Purchase price allocation:
Net book value of Texas Genco assets and liabilities acquired		773
Write-off of Texas Genco deferred financing fees		(109)
Step-up in fixed assets		4,943
Step-up in emission credit inventory		1,309
Increase in out-of-market contracts(2)		(2,506)
Elimination of Texas Genco goodwill		(791)
Increase in current deferred tax assets		391
Increase in non-current deferred tax liabilities		(260)
NRG goodwill		2,371

Total allocated		$6,121

(1)	The Company will issue a minimum of 35,406,320 shares of its common stock. At the Company’s election, the remaining consideration may be comprised of either an additional 9,038,125 shares of common stock, additional cash, shares of a new series of NRG’s Cumulative Preferred Stock or a combination. The value of this remaining consideration will be equal to the average trading value of 9,038,125 shares of the Company’s common stock over a twenty day trading period prior to closing. On a pro forma basis we have assumed this amount has been paid in cash totaling $368 million.

(2)	Assuming the acquisition had occurred at September 30, 2005, a number of energy and gas sale contracts initiated by Texas Genco were considered to be out-of-the-money and consequently, NRG would have to recognize a liability for these contracts at Acquisition. The fair value of these contracts was assessed based on forecasted energy prices that were calculated as of the pro forma acquisition date. A number of these contracts have already been recorded as a liability by Texas Genco. At Acquisition, we will increase this liability by an additional $2.5 billion to a total fair value of $3.4 billion. The lives of these contracts extend until the end of 2010, however, approximately 91% of the value of these contracts extend until the end of 2008 only. The approximate amortization of these liabilities for the fiscal year of 2006 is $1.3 billion, for the fiscal year of 2007 is $1.1 billion and for the fiscal year of 2008 is $0.7 billion.
     The WCP Acquisition is a step acquisition as our original equity investment was initiated in a prior period. The purchase price of each acquisition is determined separately per the consideration given at the date of each transaction. Therefore, the purchase price allocation is determined separately based on the fair value for the percentage of net assets acquired at the date of each transaction. The WCP Acquisition will be accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the percentage of assets acquired and liabilities assumed based on the estimated fair value of such assets and liabilities at the date of the transaction. As it is difficult to estimate a pro forma allocation of purchase price without completed asset appraisals, we have made a preliminary allocation estimate based on the latest available information. For purposes of these pro forma statements we have assumed that the consideration paid below the historical book value of net assets acquired is related to the reduction in fair value of WCP’s fixed assets, with an offsetting increase in fair value in WCP’s land and an increase in the fair value of WCP’s emission credit inventory. Once the WCP Acquisition is closed, the purchase price and allocation may change significantly from the pro forma amounts included herein based on the results of appraisals, changes in market prices and analyses of the income tax effects of the acquisition.
     The following summarizes the estimated pro forma purchase price and allocation impact of the WCP Acquisition on NRG’s financial statements at September 30, 2005:

(in millions)
Cash paid to Dynegy, Inc.	$160
Fair value of NRG’s 50% investment in Rocky Road LLC	45

Total pro forma Purchase Price of WCP Acquisition	205

Purchase price allocation:
Net book value of 50% of WCP assets and liabilities acquired	318
Incremental reduction in value in 50% of WCP’s fixed assets	(120)
Incremental increase in value in 50% of WCP’s land	24
Incremental increase in 50% of WCP’s emission credit inventory	19

Total allocation	241

Excess over cost, or Negative Goodwill	$(36)

Negative Goodwill is assigned proportionately to reduce the value of fixed assets	(13)
Negative Goodwill is assigned proportionately to reduce the value of land	(16)
Negative Goodwill is assigned proportionately to reduce the value of emission credit inventory	(7)

Total amount allocated after assignment of Negative Goodwill	$205

     Per our current valuation of WCP’s assets and liabilities, the transaction included an element of an excess over cost, or Negative Goodwill, which has been proportionately allocated to reduce the value of WCP’s acquired assets as noted in the table above. Following the proportionate allocation of Negative Goodwill, the incremental increase/(decrease) in value to the acquired assets is as follows:

Final incremental decrease in value in 50% of WCP’s fixed assets	(133)
Final incremental increase in value in 50% of WCP’s land	8
Final incremental increase in value in 50% of WCP’s emission credit inventory	12
     We have not associated any deferred taxes to the WCP Acquisition as we believe that the value of the assets and liabilities acquired will be very similar for tax and financial reporting purposes, and any basis differences will only be generated after the closing once timing differences due to depreciation and amortization arise. On a pro forma basis, there are is no basis difference as of September 30, 2005.
Sensitivity Analysis for the preliminary pricing of our common stock, new debt instruments and Mandatorily Convertible Preferred Stock:
Common stock sensitivity analysis:
     Common stock issued to Sellers — To the extent NRG’s common stock price is different at the closing of the Acquisition the total value of the shares to be issued to the Sellers will change. The fair value of each share issued to the Sellers is $45.37. This fair value is based on the average NRG share price immediately before and after the pro forma date of closing, or September 30, 2005. A $1.00 change in the price per share of NRG’s common stock will impact the fair value of the common stock issued to the Sellers, and consequently the Acquisition purchase price, by approximately $35 million. Any change in our common stock price will also impact our pro forma shareholders equity by the same amount.
     Other Consideration — On a pro forma basis, the fair value of the Other Consideration is $368 million. This fair value is equal to the average trading value of 9,038,125 shares of the Company’s common stock over a twenty trading day period prior to closing. A $1.00 change in the average trading value of NRG’s common stock will impact the amount paid to the Sellers, and consequently the Acquisition purchase price, by approximately $9 million. We have assumed that the Other Consideration will be paid in cash and we intend to use our cash on hand to fund any portion of this cash amount in excess of $368 million.
     Common stock issued to the public — For purposes of the public offering of common stock, NRG plans to raise $1 billion and the amount of shares to be issued could vary based on the closing price. On a pro forma basis, based on a share price as of September 30, 2005 of $42.60, a total of 23,474,178 shares would be issued to the public. Based on NRG’s closing price of its traded common stock on January 18, 2006 of $49.21, only 20,321,073 shares would be issued to the public, a decrease of 3,153,105 shares. Assuming a sensitivity of an increase/(decrease) of $1 to NRG’s stock price, on a pro forma basis, Basic EPS and Diluted EPS for the year ended December 31, 2004 and for the nine months ended September 30, 2005 would change as follows:

		Year ended December 31, 2004		Nine months ended September 30, 2005
	Decrease to pro forma	Increase to pro	Increase to pro	Increase to pro	Increase to pro
	Shares	forma	forma	forma	forma
	issued to the public	Basic EPS	Diluted EPS	Basic EPS	Diluted EPS
Base case — $49.21	3,153,105	$0.02	$0.02	$0.08	$0.08
Decrease of $1 to $48.21	2,731,593	0.02	0.02	0.07	0.07
Increase of $1 to $50.21	3,557,827	0.03	0.02	0.10	0.08
New debt instrument sensitivity analysis:
     Based on preliminary pricing estimates, the principal, term and pricing of the new debt instruments will be as described above. For informational purposes, below is a table which quantifies the impact to the estimated annual interest expense assuming a mix of the following scenarios:
1.	Increase/(decrease) of $100 million in the principal of the selected debt instruments

2.	Increase/(decrease) of 0.25% in the interest rate of the selected debt instruments

	Base Case			Sensitivity analysis of interest expense
						0.25%	0.25%
				$100 million	$100 million	increase in	decrease in	Scenario	Scenario	Scenario	Scenario
		Interest	Interest	increase in	decrease in	interest	interest	(1)	(1)	(2)	(2)
Debt instrument	Principal	rate	expense	principal (1)	principal (2)	rate (3)	rate (4)	and (3)	and (4)	and (3)	and (4)
						(in millions)
Term loan – adjustable interest*	1,425	6.73%	96	$7	$(7)	$4	$(4)	$10	$3	$(3)	$(10)
Unsecured senior notes **	3,600	**7.50%	270	8	(7)	9	(9)	17	(2)	1	(16)

*	For the purpose of this sensitivity analysis we have disregarded the portion of the new term loan which will be effectively hedged through the use of interest rate swaps. The principal included in this analysis is the portion that is not covered by the interest rate swap during the 1st year.

**	For the purpose of this sensitivity analysis we have calculated the sensitivity of the total amount of unsecured senior notes based on a preliminary weighted average interest rate.
Mandatorily Convertible Preferred Stock sensitivity analysis:
     Based on preliminary pricing estimates, the annual preferred dividend rate will be 6%. For informational purposes, we have calculated the impact to Basic and Diluted earnings per share assuming an increase/(decrease) of 0.25% to the annual preferred dividend rate, for the year ended December 31, 2004 and for the nine months ended September 30, 2005

	Increase/(decrease)
	to income from
	continuing
	operations	Year ended December 31, 2004		Nine months ended September 30, 2005
	available to common	Change to pro forma	Change to pro forma	Change to pro forma	Change to pro forma
	stockholders	Basic EPS	Diluted EPS	Basic EPS	Diluted EPS
	(in millions except for per share data)
Decrease of 0.25%	$1.25	$0.01	$0.01	$—	$—
Increase of 0.25%	(1.25)	—	(0.01)	(0.01)	—

Pro Forma Combined Condensed Balance Sheet as of September 30, 2005

	September 30, 2005 (unaudited)
	Historical			Pro Forma Adjustments
	NRG Energy	Texas Genco	West Coast						WCP		Pro Forma NRG
(in thousands)	Inc.	LLC	Power LLC(25)	Audrain (1)	Refinancing		Acquisition		Acquisition (22)		Combined
Current Assets
Cash and cash equivalents	$504,336	$222,393	$176,612	$15,000	$(269,209	)(2)	$(335,165	)(9)	$(160,000	)(22)	$153,967
Restricted cash	91,508	—	—	—	—		—		—		91,508
Accounts receivable, net	308,839	212,385	48,372	—	—		—		—		569,596
Current portion of notes receivable	24,934	—	—	—	—		—		—		24,934
Income taxes receivable	31,237	—	—	—	—		—		—		31,237
Inventory	203,547	113,918	16,618	(1,064)	—		—		—		333,019
Derivative instruments valuation	451,545	—	88,816	—	—		—		—		540,361
Prepayments and other current assets	129,289	7,931	26,340	—	—		—		—		163,560
Collateral on deposit in support of energy risk management activities	631,436	—	10,000	—	—		—		—		641,436
Deferred income taxes	44,832	—	—	—	—		391,221	(10)	—		436,053
Current assets held for sale and discontinued operations	—	23,497	—	—	—		—		—		23,497

Total current assets	2,421,503	580,124	366,758	13,936	(269,209)		56,056		(160,000)		3,009,168

Property, plant and equipment, net	3,226,714	3,541,822	380,920	(171,000)	—		4,942,801	(10)	(289,842	)(22),(23)	11,631,415

Other assets
Goodwill — Texas Genco LLC	—	790,893	—	—	—		(790,893	)(10)	—		—
Goodwill — NRG Energy, Inc.	—	—	—	—	—		2,371,026	(10)	—		2,371,026
Equity investments in affiliates	651,412	—	—	—	—		—		(223,066	)(23)	428,346
Notes receivable, less current portion	712,020	—	—	(239,930)	—		—		—		472,090
Intangible assets, net	268,897	769,332	3,844	—	—		1,309,007	(10)	12,354	(22)	2,363,434
Derivative instruments, net	31,973	—	—	—	—		—		—		31,973
Funded letter of credit	350,000	—	—	—	(350,000	)(3)	—		—		—
Other non-current assets	132,848	111,160	—	—	720	(4)	(39,170	)(11)	—		205,558
Nuclear decommissioning trust	—	305,392	—	—	—		—		—		305,392

Total other assets	2,147,150	1,976,777	3,844	(239,930)	(349,280)		2,849,970		(210,712)		6,177,818

Total assets	$7,795,367	$6,098,723	$751,522	$(396,994)	$(618,489)		$7,848,827		$(660,554)		$20,818,402

Liabilities
Current portion of long-term debt	176,024	18,045	—	—	(80,000	)(5)	610,200	(12)	—		724,269
Accounts payable — trade	152,968	168,913	17,206	—	—		—		—		339,087
Derivative instruments valuation	973,143	145,255	88,643	—	—		—		—		1,207,041
Other bankruptcy settlement	175,945	—	—	(172,321)	—		—		—		3,624
Accrued expenses and other current liabilities	389,396	154,763	4,894	—	(84,019	)(6)	(86,426	)(13)	—		378,608
Out-of market contracts	—	249,419	—	—	—		1,076,150	(10)	—		1,325,569

Total current liabilities	1,867,476	736,395	110,743	(172,321)	(164,019)		1,599,924		—		3,978,198

Long-term debt and capital leases	2,866,374	2,724,865	—	(239,930)	(364,837	)(7)	2,298,763	(14)	—		7,285,235
Deferred income taxes	103,199	181,513	—	—	—		259,983	(10)	—		544,695
Derivative instruments valuation	198,554	188,023	—	—	—		—		—		386,577
Nuclear decommissioning reserve	—	291,829	—	—	—		—		—		291,829
Nuclear decommissioning trust liability	—	293,771	—	—	—		—		—		293,771
Out-of-market contracts	302,639	689,552	—	—	—		1,429,895	(10)	—		2,422,086
Other non-current liabilities	190,897	219,663	5,472	—	—		—		—		416,032

Total liabilities	5,529,139	5,325,611	116,215	(412,251)	(528,856)		5,588,565		—		15,618,423

Minority Interest	869	—	—	—	—		—		—		869
3.625% Convertible Preferred Stock	246,191	—	—	—	—		—		—		246,191
Stockholders’ equity 4%
Convertible Preferred Stock	406,155	—	—	—	—		—		—		406,155
6% Convertible Preferred Stock	—	—	—	—	—		486,250	(15)	—		486,250
Members’ equity	—	1,073,871	635,307	—	—		(1,073,871	)(16)	(635,307	)(22),(23)	—
Common stock	1,000	—	—	—	—		396	(17)	—		1,396
Additional paid-in capital	2,427,322	—	—	—	—		1,912,460	(18)	—		4,339,782
Retained earnings	203,973	—	—	15,257	(89,633	)(8)	(29,261	)(19)	(25,247	)(24)	75,089
Less treasury stock, at cost	(663,529)	—	—	—	—		663,529	(20)	—		—
Accumulated other comprehensive loss	(355,753)	(300,759)	—	—	—		300,759	(16)	—		(355,753)

Total Stockholders’ Equity	2,019,168	773,112	635,307	15,257	(89,633)		2,260,262		(660,554)		4,952,919

Total Liabilities and Stockholders’ Equity	$7,795,367	$6,098,723	$751,522	$(396,994)	$(618,489)		$7,848,827		$(660,554)		$20,818,402

Footnotes to Pro Forma Combined Balance Sheet as of September 30, 2005
(1)	On December 8, 2005 NRG Energy, Inc. signed an Asset and Purchase Sale Agreement with AmerenUE to sell all of the assets of Audrain. For purposes of these pro forma statements we have reflected the sale of assets of Audrain as a discontinued operation. The purchase price is $115 million, and the expected gain for the sale of Audrain is approximately $15 million before tax.
I. Refinancing of NRG’s Long-Term Debt
(2)	Reflects the proceeds from new debt issued by NRG for refinancing purposes and the payment to retire NRG existing debt:

Payment to retire NRG’s existing term loan	$(446,625)
Payment to retire NRG’s existing Second Priority Notes	(1,080,412)
Payment to retire NRG’s existing revolver balance	(80,000)
Payment of accrued interest for NRG’s old debt structure	(25,376)
Refinancing portion of proceeds from issuing the new term loan	446,625
Refinancing portion of proceeds from issuing the new unsecured senior notes	1,080,412
Payment of a premium fee for the retirement of NRG’s existing debt	(130,000)
Payment of financing fees for the new debt structure	(33,833)

Total	$(269,209)

(3)	Reflects the retirement of the existing letter of credit facility. We have assumed that the new synthetic letter of credit facility totaling $1 billion will remain off-balance sheet. The existing letter of credit facility required a deposit of $350 million, which will be released upon entering into the new facility.
(4)	Reflects adjustment for the reduction of the old debt structure deferred financing costs, and the increase in deferred financing costs for the new debt structure:

Write-off of existing NRG deferred financing costs	$(33,113)
Addition of new deferred financing costs	33,833

Total	$720

(5)	Movement for current portion of long-term debt for the new and old debt structure:

Reduction of current portion of NRG’s existing term loan	$(4,500)
Reduction of NRG’s existing revolver balance	(80,000)
Increase for current portion of new term loan	4,500

Total	$(80,000)

(6)	To record the reduction in accrued expenses for the payment of accrued interest and the current tax effect of the financing expenses:

Reduction in accrued interest due to payment	$(25,376)
Reduction in accrued taxes payable due to the write off of financing costs and incurring premium fees	(58,643)

Total	$(84,019)

(7)	Movement for non-current portion of long-term debt related to the existing debt and proceeds from new debt issued by NRG:

Reduction of non-current portion of NRG’s existing term loan	$(442,125)
Reduction of non-current portion of NRG’s existing Second Priority Notes	(1,080,412)
Reduction of non-current portion of NRG’s existing funded letter of credit facility	(350,000)
Write-off of premium from NRG’s existing debt	(14,837)
Addition to non-current debt which reflects the refinancing portion of the new term loan	442,125
Addition to non-current debt which reflects the refinancing portion of the new unsecured senior notes	1,080,412

Total	$(364,837)

(8)	Reflects write-offs of deferred financing fees associated with NRG’s existing debt structure, and fees related to the refinancing:

Write-off of deferred finance costs associated with NRG’s existing debt	(33,113)
Write-off of premium from NRG’s existing debt	14,837

Payment of a premium fee for the retirement of NRG’s existing debt	(130,000)
Tax effect of the above adjustments	58,643

Total	$(89,633)

II. Acquisition of Texas Genco
(9)	Reflects the proceeds from new debt issued by NRG, issuance of common and preferred stock as a source of funds to acquire Texas Genco, less payments to the Texas Genco shareholders and payments to retire Texas Genco existing debt:

Payment of accrued interest for Texas Genco’s old debt structure	(26,437)
Payment to retire Texas Genco’s existing term loan	(1,614,000)
Payment to retire Texas Genco’s existing Senior Notes	(1,125,000)
Payment to Sellers	(4,398,822)
Proceeds from issuing the acquisition financing portion of the new term loan	3,128,375
Proceeds from issuing the acquisition financing portion of the new unsecured senior notes	2,519,588
Proceeds from issuance of 23,474,178 shares of common stock at $42.60 a share, net of issue costs	970,000
Proceeds from issuance of 2,000,000 shares of preferred stock at $250 a share, net of issue costs	486,250
Payment of the Bridge Loan Commitment Fee	(44,625)
Fees for early repayment of existing Texas Genco debt	(99,000)
Investment banker fees	(16,700)
Payment of financing fees for the acquisition financing portion of the new debt structure	(114,794)

Total	$(335,165)

(10)	The preliminary total consideration for the purchase of Texas Genco is comprised of the following:

Cost of 19,346,788 NRG common shares issued to Sellers from treasury	663,529
Value in excess of cost of 19,346,788 NRG common shares issued to Sellers from treasury	214,235
Par value of 16,059,532 newly issued NRG common shares to Sellers	161
Value in excess of par value of 16,059,532 newly issued NRG common shares to Sellers	728,460

Sub-total	1,606,385
Cash paid to Sellers	4,398,822
Fees for early repayment of existing Texas Genco debt	99,000
Investment banker fees	16,700

Total	$6,120,907

The preliminary purchase price allocation is as follows:

Elimination of Members Equity	1,073,871
Elimination of Accumulated Other Comprehensive Loss	(300,759)

Net book value of Texas Genco assets and liabilities acquired	773,112
Write-off of Texas Genco deferred financing fees	(109,339)
Step-up in Fixed Assets of Texas Genco	4,942,801
Step-up in emission credit inventory of Texas Genco	1,309,007
Incremental assumption of a liability for the fair value of current out-of-market contracts	(1,076,150)
Incremental assumption of a liability for the fair value of non-current out-of-market contracts	(1,429,895)
Goodwill recorded by Texas Genco from prior acquisition	(790,893)
Increase in current deferred tax asset	391,221
Increase in non-current deferred tax liability	(259,983)
Goodwill	2,371,026

Total	$6,120,907

     Due to the lack of asset appraisals and a future closing date, it is very difficult to estimate a pro forma allocation of purchase price. However, for purposes of these pro forma statements, we have assumed that the consideration in excess of the net assets acquired is related to a step-up in the value of Texas Genco’s fixed assets, a step-up in the value of Texas Genco’s emission credit inventory and goodwill. Once the Acquisition is closed, the purchase price and allocation may change significantly from the pro forma amounts included herein based on the results of appraisals, changes in market prices, the purchase price and allocation to net assets acquired and liabilities assumed and other analyses, which the Company is obtaining. The other analyses include actuarial studies of employee benefit plans, income tax effects of the Acquisition, analyses of operations to identify assets for disposition and the evaluation of staffing requirements necessary to meet future business needs. Ultimately, the excess of the purchase price over the fair value of the net tangible and identified intangible assets acquired will be recorded as goodwill.
(11)	Reflects adjustment for the reduction of Texas Genco’s old debt structure deferred financing costs, and the increase in deferred financing costs for the acquisition financing:

Write-off of existing Texas Genco deferred financing costs	$(109,339)
Write-off of Bridge Loan Commitment Fee	(44,625)
Addition of new deferred financing costs for the acquisition financing	114,794

Total	$(39,170)

(12)	Movement for current portion of long-term debt related to the Texas Genco existing debt and proceeds from the new debt issued by NRG for the acquisition financing:

Reduction of current portion of Texas Genco’s existing term loan	(16,300)
Addition to current debt which reflects the acquisition financing of the new term loan	626,500

Total	$610,200

(13)	To record the reduction in accrued expenses for the payment of accrued interest and the current tax effect of the acquisition financing expenses and to accrue for an expense related to change of control expenses:

Reduction in Texas Genco’s accrued interest due to payment	$(26,437)
Reduction in accrued expenses due to payment of the Bridge Loan Commitment Fee	(44,625)
Increase in accrued expenses related to change of control clause	3,781
Reduction in accrued taxes payable	(19,145)

Total	$(86,426)

(14)	Movement for non-current portion of long-term debt related to the Texas Genco existing debt and proceeds from the new debt issued by NRG for the acquisition financing:

Reduction of non-current portion of Texas Genco’s existing term loan	(1,597,700)
Reduction of non-current portion of Texas Genco’s existing unsecured senior notes	(1,125,000)
Addition to non-current debt which reflects the acquisition financing of the new term loan	2,501,875
Addition to non-current debt which reflects the acquisition financing of the new unsecured senior notes	2,519,588

Total	$2,298,763

(15)	Reflects the proceeds net of issuance costs for the issuance of 2,000,000 shares of 6% Mandatorily Convertible Preferred Stock at $250 a share.
(16)	Elimination of Texas Genco’s historical members equity and accumulated other comprehensive loss.
(17)	Reflects the par value of 16,059,532 shares of NRG’s common stock issued to Sellers due to the acquisition, and the par value of 23,474,178 shares of NRG common stock issued to the public.
(18)	Reflects excess of fair value of $45.37 a share over par value for 16,059,532 shares of common stock issued to Sellers due to the acquisition, the excess of fair value of $42.60 over par value for the issue of 23,474,178 shares of NRG common stock to the public and the excess of fair value of $45.37 a share over cost for the 19,346,788 shares of NRG common stock issued to Sellers from NRG’s treasury.

Fair value in excess of par value of newly issued NRG common shares to Sellers	$728,460
Fair value in excess of par value for the issue of NRG common stock to the public	969,765
Fair value in excess of cost of NRG common shares issued to Sellers from treasury	214,235

Total	$1,912,460

(19)	Reflects write-offs of Bridge Loan Commitment Fee and change of control expenses:

Write-off of Bridge Loan Commitment Fee	(44,625)

Expenses related to change of control clauses	(3,781)
Tax effect of the above adjustments	19,145

Total	$(29,261)

(20)	Reflects the issue of 19,346,788 shares of NRG common stock to Sellers from NRG’s treasury, at cost.
III. Acquisition of WCP and Sale of Rocky Road:
(21)	On December 27, 2005, NRG entered into purchase and sale agreements for projects co-owned with Dynegy. Under the agreements, NRG will acquire Dynegy’s 50% ownership interest in WCP, and become the sole owner of WCP’s 1,808 MW of generation in Southern California. In addition, NRG is selling to Dynegy its 50% ownership interest in Rocky Road, a 330 MW gas-fueled, simple cycle peaking plant located in Dundee, Illinois. Both of these transactions are conditioned upon one another and NRG will pay Dynegy a net purchase price of $160 million at closing. NRG will fund the net purchase price with cash held by the WCP partnership. NRG anticipates closing both transactions during the first quarter 2006.
(22)	The total consideration for the WCP Acquisition is comprised of the following:

Cash paid to Dynegy, Inc.	160,000
Fair value of our 50% investment in Rocky Road	45,000

Total pro forma Purchase Price for the WCP Acquisition	$205,000

The preliminary purchase price allocation is as follows:

Purchase price allocation:
Net book value of 50% of WCP assets and liabilities acquired	317,654
Incremental reduction in value in 50% of WCP’s fixed assets	(120,255)
Incremental increase in value in 50% of WCP’s land	24,576
Incremental increase in value in 50% of WCP’s emission credit inventory	18,751

Total allocation	240,726

Excess over cost, or Negative Goodwill	$(35,726)

Negative Goodwill is assigned proportionately to reduce the value of fixed assets	(12,970)
Negative Goodwill is assigned proportionately to reduce the value of land	(16,359)
Negative Goodwill is assigned proportionately to reduce the value of emission credit inventory	(6,397)

Total amount allocated after assignment of Negative Goodwill	$205,000

     Per our current valuation of WCP’s assets and liabilities, the transaction included an element of an excess over cost, or Negative Goodwill, which has been proportionately allocated to reduce the value of WCP’s acquired assets as noted in the table above. Following the proportionate allocation of negative goodwill, the incremental increase/(decrease) in value to the acquired assets is as follows:

Final incremental decrease in value in 50% of WCP’s fixed assets	(133,225)
Final incremental increase in value in 50% of WCP’s land	8,217
Final incremental increase in value in 50% of WCP’s emission credit inventory	12,354
     We have not associated any deferred taxes to the WCP Acquisition as we believe that the value of the assets and liabilities acquired will be equal for tax and financial reporting purposes.
     As it is difficult to estimate a pro forma allocation of purchase price without completed asset appraisals, we have made a preliminary allocation estimate based on the latest available information. For purposes of these pro forma statements we have assumed that the consideration paid below the historical book value of net assets acquired is related to the reduction in the fair value of WCP’s fixed assets, with an offsetting increase in fair value in WCP’s land and an increase in the fair value of WCP’s emission credit inventory. Once the WCP Acquisition is closed, the purchase price and allocation may change significantly from the pro forma amounts included herein based on the results of appraisals, changes in market prices and analyses of the income tax effects of the acquisition.
(23)	The reduction in our equity investments reflects the sale of Rocky Road and consolidation of our WCP investment:

Equity investment in Rocky Road	70,247
Equity investment in WCP	152,819

Total	223,066

The allocation of NRG’s equity investment’s carrying value for 50% of WCP is as follows:

Current carrying value of NRG’s 50% investment in WCP	152,819

Allocation of current carrying value:
Net book value of 50% of WCP’s assets and liabilities acquired	317,653
Incremental reduction in value in 50% of WCP’s fixed assets	(164,834)

Total allocation	152,819

The total reduction in value of WCP’s fixed assets is as follows:

Current WCP Acquisition’s incremental decrease in value WCP’s fixed assets	(133,225)
Current WCP Acquisition’s incremental increase in value of WCP’s land	8,217
Incremental reduction in value of WCP’s fixed assets as reflected in our 50% equity investment in WCP	(164,834)

Total	(289,842)

(24)	We have determined that the fair value of our equity investment in Rocky Road is equal to the negotiated price of $45 million. The current carrying value of our investment in Rocky Road is $70.2 million and we therefore expect to record in the fourth quarter of 2005 an other than temporary impairment in our investment. On a pro forma basis the total impairment is in the amount of $25.2 million. As the tax basis of Rocky Road is higher than the consideration received and it is not probable that we can utilize any future benefit from this capital loss, there is no tax expense/(benefit) related to this transaction.
(25)	Certain items from WCP’s balance sheet have been reclassified to match NRG’s balance sheet classifications. The amount of $10 million has been moved from “Prepayments and other current assets” to “Collateral on deposit in support of energy risk management activities”. We have also reduced inventory by $3.8 million to reflect the classification of emission credits as an intangible asset. We have also condensed the amount of $16.3 million from “Accounts payable affiliates” with “Accounts Payable”.
IV. Supplementary information:
Non-recurring charges — we have not included the following non-recurring charges in the Pro forma Statement of Operations for the year ended December 31, 2004:

Premium fee for the retirement of NRG’s existing debt	$130,000
Bridge loan commitment fee	44,625

Total	$174,625

Pro Forma Combined Statement of Operations for the Nine Months Ended September 30, 2005

	Nine Months Ended September 30, 2005 (unaudited)
	Historical		NRG Energy, Inc	Pro Forma		Pro Forma Adjustments
	NRG Energy,		after Discontinued	Combined Texas	Historical						WCP		Pro Forma NRG
(in thousands)	Inc.	Audrain (2)	Operations	Genco LLC (1)	WCP	ROFR (3)	Refinancing		Acquisition		Acquisition (10)		Combined
Operating Revenues
Revenues from majority-owned operations	$1,942,828	$(4,955)	$1,937,873	$1,999,827	$216,127	$35,623	—		$990,740	(6)	$—		$5,180,190
Operating Costs and Expenses
Cost of majority-owned operations	1,555,737	(4,370)	1,551,367	1,306,275	190,461	21,413	—		84,000	(7)	1,297	(11)	3,154,813
Depreciation and amortization	144,317	—	144,317	146,728	16,726	2,370	—		187,500	(8)	(37,258	)(12)	460,383
General, administrative and development	149,641	(249)	149,392	70,032	2,831	—	—		—		—		222,255
Other charges
Gain on sale of assets	—	—	—	(28,356)	(2)	—	—		—		—		(28,358)
Corporate relocation charges	5,651	—	5,651	—	—	—	—		—		—		5,651
Restructuring and impairment charges	6,223	—	6,223	—	—	—	—		—		—		6,223

Total operating costs and expenses	1,861,569	(4,619)	1,856,950	1,494,679	210,016	23,783	—		271,500		(35,961)		3,820,967

Operating Income	81,259	(336)	80,923	505,148	6,111	11,840	—		719,240		35,961		1,359,223
Other Income (Expense)
Minority interest in earnings of consolidated subsidiaries	(36)	—	(36)	—	—	—	—		—		—		(36)
Equity in earnings of unconsolidated affiliates	82,501	—	82,501	—	—	—	—		—		(22,392	)(13)	60,109
Gain on sales of equity method investments	15,894	—	15,894	—	—	—	—		—		—		15,894
Other income, net	43,208	—	43,208	4,274	4,654	662	—		(14,505	)(16)	(3,840	)(14)	34,453
Refinancing expenses	(44,036)	—	(44,036)	—	—	—	—		—		—		(44,036)
Interest expense	(150,598)	—	(150,598)	(141,723)	—	—	21,625	(4)	(143,085	)(9)	—		(413,781)

Total other expense	(53,067)	—	(53,067)	(137,449)	4,654	662	21,625		(157,590)		(26,232)		(347,397)

Income From Continuing Operations Before Income Taxes	28,192	(336)	27,856	367,699	10,765	12,502	21,625		561,650		9,729		1,011,826
Income Tax Expense	21,201	—	21,201	24,066	—	4,376	8,553	(5)	328,017	(5)	8,106	(15)	394,319

Income From Continuing Operations	$6,991	$(336)	$6,655	$343,633	$10,765	$8,126	$13,072		$233,633		$1,623		$617,507

Weighted average number of common shares outstanding — Basic	85,860		85,860										144,740
Basic EPS from continuing operations	$(0.08)		$(0.08)										$4.02

Weighted average number of common shares outstanding — Diluted	85,860		85,860										166,392
Diluted EPS from continuing operations	$(0.08)		$(0.08)										$3.70

Also see Earnings per Share schedule for the nine months ended September 30, 2005.

Footnotes to Pro Forma Combined Statement of Operations for the Nine Months Ended September 30, 2005
(1)	The Pro Forma Combined Texas Genco LLC Statement of Operations for the Nine Months Ended September 30, 2005 can be found in Exhibit 99.10.

(2)	On December 8, 2005 NRG Energy, Inc. signed an Asset and Purchase Sale Agreement with Ameren UE to sell all of the assets of Audrain. For purposes of these pro forma statements we have reflected the sale of assets of Audrain as a discontinued operation.

(3)	Reflects pro forma results of additional 13.2% interest in STP acquired in the ROFR for the period from January 1, 2005 until ROFR acquisition date on May 19, 2005.

(4)	Reflects the reversal of interest expense associated with NRG’s existing debt structure, prior to the acquisition of Texas Genco and the recording of interest expenses associated with the new debt structure:

Reversal of interest expense associated with NRG’s existing debt structure	$108,782
Interest expense associated with the refinancing of NRG’s debt	(87,157)

Total	$21,625

(5)	Reflects the tax effect of both the pro forma adjustments (pro forma effective tax rate of 39.5%) and Texas Genco’s pass-through earnings (pro forma effective tax rate of 34.5% — the difference in tax rates is due to a 0% state corporate income tax rate for Texas Genco in the state of Texas), which will now generate taxable income for the combined entity.

(6)	Reflects the increase in revenue due to the amortization of the out-of-money contracts recorded for the Acquisition of Texas Genco(a).

(7)	Reflects the reversal of Management Fees of $7.5 million which will not be applicable following the Acquisition and the additional amortization expense for emission credits of $91.5 million based on the amount of credits used during this period by Texas Genco.

(8)	Reflects the increase in depreciation expense due to the step-up in the value of fixed assets at the Acquisition of Texas Genco(a).

(9)	Reflects the reversal of interest expense associated with Texas Genco’s existing debt structure and the recording of interest expenses associated with the acquisition financing:

Reversal of interest expense associated with Texas Genco existing debt structure	141,723
Interest expense associated with the acquisition financing	(284,808)

Total	$(143,085)

(a)	Due to the lack of asset appraisals and a future closing date, it is difficult to estimate a pro forma allocation of purchase price. However, for purposes of these pro forma statements we have assumed that the consideration in excess of the net assets acquired is related to a step-up in the value of Texas Genco’s fixed assets, a step-up in the value of Texas Genco’s emission credit inventory and Goodwill. Once the Acquisition is closed, the excess of the estimated purchase price may differ considerably from these assumptions based on the results of appraisals, finalization of the purchase price as a result of closing and other analyses, which the Company is obtaining. The other analyses include actuarial studies of employee benefit plans, income tax effects of the Acquisition, analyses of operations to identify assets for disposition and the evaluation of staffing requirements necessary to meet future business needs. Ultimately, the excess of the purchase price over the fair value of the net tangible and identified intangible assets acquired will be recorded as goodwill.
On a pro forma basis we have made a number of assumptions per our best estimates. We have assumed an average remaining useful life of 25 years of the fixed assets acquired, rendering a significant incremental pro forma increase in depreciation expense. The amortization of the emission credit inventory is based on Texas Genco’s use of credits for the period. The amortization of the assumed liability for Texas Genco’s out-of-market contracts is mimicking the expected amortization for the nine month period which would begin on January 1, 2006. Actual results may differ considerably from these pro forma assumptions.

(10)	On December 27, 2005, NRG entered into purchase and sale agreements for projects co-owned with Dynegy. Under the agreements, NRG will acquire Dynegy’s 50 percent ownership interest in WCP, and become the sole owner of WCP’s 1,808 MW of generation in Southern California. In addition, NRG is selling to Dynegy its 50 percent ownership interest in Rocky Road, a 330 MW gas-fueled, simple cycle peaking plant located in Dundee, Illinois. Both of these transactions are conditioned upon one another and NRG will pay Dynegy a net purchase price of $160 million at closing. NRG will fund the net purchase price with cash held by the WCP partnership. NRG anticipates closing both transactions during the first quarter 2006.

(11)	Due to the step-up in value of emission credits pursuant to the WCP Acquisition, this amount reflects the additional amortization expense of emission credits of $1.3 million. This additional expense was derived from the actual amount of credits used during this period by WCP.

(12)	Reflects the decrease in depreciation expense due to the reduction in the value of fixed assets at the acquisition of WCP. This reduction in the value of fixed assets is due to the WCP Acquisition as well as the reduction in the value of fixed assets as reflected in NRG’s carrying value of it’s equity investment in WCP. Also see footnote 24 to the pro forma balance sheet as of September 30, 2005 for further discussion. We have assumed an average remaining useful life of 6 years of the fixed assets acquired, rendering a pro forma decrease in depreciation expense. The remaining useful life of 6 years is based on preliminary estimates based on the latest available information. This assumption may change based on the final appraisal of WCP.

(13)	Reflects the reduction in equity earnings in unconsolidated affiliates assuming WCP was a wholly owned subsidiary as of January 1, 2004 and that we no longer owned a 50% interest in Rocky Road. The reduction in equity earnings from these investments is as follows:

Equity earnings from our 50% investment in WCP	$15,218
Equity earnings from our 50% investment in Rocky Road	7,174

Total	$22,392

For the nine months ended September 30, 2005, our historical equity earnings from WCP have been higher than 50% of WCP’s reported net income. As described in Note 13 to our annual financial statements as of and for the year ended December 31, 2004 as amended in a current report on Form 8-K filed on December 20, 2005, our investment in WCP reflected an intangible asset with a one year remaining life, consisting of the value of WCP’s CDWR energy sales contract that expired on December 31, 2004 and a reduction in the value of WCP’s fixed assets that was established when we emerged from bankruptcy on December 6, 2003. The effect on equity earnings due to the intangible asset expired on December 31, 2004. However, NRG’s equity earnings were adjusted during the nine months ended September 30, 2004 by decreasing WCP’s depreciation expense by approximately $9 million to reflect the new basis of their fixed assets.
(14)	On a pro forma basis we have assumed the payment of cash to Dynegy of $160 million was paid as of January 1, 2004. This adjustment reflects the decrease in interest income due to a reduced cash balance based on an average annual interest rate of 3.2%.

(15)	Reflects the tax effect for both the total pro forma “Income from continuing operations before income tax” for the WCP Acquisition of $9.7 million and WCP’s pass-through earnings of $10.8 million, multiplied by an effective tax rate of 39.5%.

(16)	On a pro forma basis we have assumed that the reduction in cash due to the Refinancing and Acquisition of $269.2 million and $335.2 million, respectively (a total of $604.4 million), was paid as of January 1, 2004. This adjustment reflects the decrease in interest income due to a reduced cash balance based on an average annual interest rate of 3.2%.
Supplementary information:
Sensitivity analysis for adjustable rate financing — as part of the refinancing, part of the new term loan and unsecured notes in the amount of $300 million will be subject to an adjustable rate of interest. For the nine months ended September 30, 2005, on a pro forma basis, if the interest rate would increase or decrease by 1/8% for the entire period, income from continuing operations would increase or decrease by $0.6 million, respectively. Also see the sensitivity analysis discussion above – “Sensitivity Analysis for the preliminary pricing of our common stock, new debt instruments and Mandatorily Convertible Preferred Stock”.

Pro Forma Combined Statement of Operations for the Year Ended December 31, 2004

	Year Ended December 31, 2004 (unaudited)
	Historical		NRG, Energy, Inc	Pro Forma		Pro Forma Adjustments
	NRG Energy,		After Discontinued	Combined Texas	Historical						WCP		Pro Forma NRG
(in thousands)	Inc.	Audrain (2)	Operations	Genco LLC (1)	WCP	ROFR (3)	Refinancing		Acquisition		Acquisition(9)		Combined
Operating Revenues
Revenues from majority-owned operations	$2,347,882	$—	$2,347,882	$2,333,883	$725,626	$103,270	—		—		$(115,751	)(10)	$5,394,910
Operating Costs and Expenses
Cost of majority-owned operations	1,490,228	(1,133)	1,489,095	1,394,016	358,823	49,530	—		112,000	(6)	1,782	(11)	3,405,246
Depreciation and amortization	208,036	—	208,036	326,212	39,456	6,223	—		250,000	(7)	(49,677	)(12)	780,250
General, administrative and development	210,185	(495)	209,690	93,102	198	—	—		—		—		302,990
Other charges (credits)
Gain on sale of assets	—	—	—	—	(689)	—	—		—		—		(689)
Corporate relocation charges	16,167	—	16,167	—	—	—	—		—		—		16,167
Reorganization items	(13,390)	—	(13,390)	—	—	—	—		—		—		(13,390)
Restructuring and impairment charges	44,661	—	44,661	—	24,348	—	—		—		—		69,009

Total operating costs and expenses	1,955,887	(1,628)	1,954,259	1,813,330	422,136	55,753	—		362,000		(47,895)		4,559,583

Operating Income	391,995	1,628	393,623	520,553	303,490	47,517	—		(362,000)		(67,856)		835,327
Other Income (Expense)
Minority interest in earnings of consolidated subsidiaries	(16)	—	(16)	—	—	—	—		—		—		(16)
Equity in earnings of unconsolidated affiliates	159,825	—	159,825	—	—	—	—		—		(75,799	)(13)	84,026
Write downs and losses on sales of equity method investments	(16,270)	—	(16,270)	—	—	—	—		—		—		(16,270)
Other income, net	26,688	—	26,688	5,654	2,539	676	—		(9,066	)(16)	(2,400	)(14)	24,091
Refinancing expenses	(71,569)	—	(71,569)	—	—	—	—		—		—		(71,569)
Interest expense	(266,145)	—	(266,145)	(185,914)	(82)	—	60,963	(4)	(229,707	)(8)	—		(620,885)

Total other expense	(167,487)	—	(167,487)	(180,260)	2,457	676	60,963		(238,773)		(78,199)		(600,623)

Income From Continuing Operations Before Income Taxes	224,508	1,628	226,136	340,293	305,947	48,193	60,963		(600,773)		(146,055)		234,704
Income Tax Expense	65,364	—	65,364	33,676	—	16,605	24,111	(5)	(151,575	)(5)	63,237	(15)	51,418

Income From Continuing Operations	$159,144	$1,628	$160,772	$306,617	$305,947	$31,588	$36,852		$(449,198)		$(209,292)		$183,286

Weighted average number of common shares outstanding — Basic	99,616		99,616										158,496
Basic EPS from Continuing Operations	$1.59		$1.61										$0.96

Weighted average number of common shares outstanding — Diluted	100,371		100,371										158,908
Diluted EPS from Continuing Operations	$1.59		$1.60										$0.96

     Also see Earnings per Share schedule for the year ended December 31, 2004.

Footnotes to Pro Forma Combined Statement of Operations for the Year Ended December 31, 2004
(1)	The Pro Forma Combined Texas Genco LLC Statement of Operations for the Year Ended December 31, 2004 can be found in Exhibit 99.11.

(2)	On December 8, 2005 NRG Energy, Inc. signed an Asset and Purchase Sale Agreement with AmerenUE to sell all of the assets of Audrain. For purposes of these pro forma statements we have reflected the sale of assets of Audrain as a discontinued operation.

(3)	Amounts reflect the pro forma results of the additional 13.2% interest in STP acquired in the ROFR as if the acquisition had occurred on January 1, 2004.

(4)	Reflects the reversal of interest expense associated with NRG’s existing debt structure, prior to the acquisition of Texas Genco and the recording of interest expenses associated with the new debt structure:

Reversal of interest expense associated with NRG’s existing debt structure	$181,908
Interest expense associated with the refinancing of NRG’s debt	(120,945)

Total	$60,963

(5)	Reflects the tax effect of both the pro forma adjustments (pro forma effective tax rate of 39.5%) and Texas Genco’s pass-through earnings (pro forma effective tax rate of 35.2%) which will now generate taxable income for the combined entity.

(6)	Reflects the reversal of Management Fees of $10 million which will not be applicable following the Acquisition and the additional amortization expense for emission credits of $122 million based on the amount of credits used during this period by Texas Genco

(7)	Reflects the increase in depreciation expense due to the step-up in the value of fixed assets at the Acquisition of Texas Genco(b).

(8)	Reflects the reversal of interest expenses associated with NRG’s existing debt structure, the reversal of interest expense associated with Texas Genco’s existing debt structure and the recording of interest expenses associated with the new debt structure:

Reversal of interest expense associated with Texas Genco existing debt structure	185,914
Interest expense associated with the acquisition financing	(415,621)

Total	$(229,707)

(9)	On December 27, 2005, NRG entered into purchase and sale agreements for projects co-owned with Dynegy. Under the agreements, NRG will acquire Dynegy’s 50% ownership interest in WCP, and become the sole owner of WCP’s 1,808 MW of generation in Southern California. In addition, NRG is selling to Dynegy its 50% ownership interest in Rocky Road, a 330 MW gas-fueled, simple cycle peaking plant located in Dundee, Illinois. Both of these transactions are conditioned upon one another and NRG will pay Dynegy a net purchase price of $160 million at closing. NRG will fund the net purchase price with cash held by the WCP partnership. NRG anticipates closing both transactions during the first quarter 2006.

(b)	Due to the lack of asset appraisals and a future closing date, it is difficult to estimate a pro forma allocation of purchase price. However, for purposes of these pro forma statements we have assumed that the consideration in excess of the net assets acquired is related to a step-up in the value of Texas Genco’s fixed assets, a step-up in the value of Texas Genco’s emission credit inventory and Goodwill. Once the Acquisition is closed, the excess of the estimated purchase price may differ considerably from these assumptions based on the results of appraisals, finalization of the purchase price as a result of closing and other analyses, which the Company is obtaining. The other analyses include actuarial studies of employee benefit plans, income tax effects of the Acquisition, analyses of operations to identify assets for disposition and the evaluation of staffing requirements necessary to meet future business needs. Ultimately, the excess of the purchase price over the fair value of the net tangible and identified intangible assets acquired will be recorded as goodwill.
On a pro forma basis we have made a number of assumptions per our best estimates. We have assumed an average remaining useful life of 25 years of the fixed assets acquired, rendering a significant incremental pro forma increase in depreciation expense. The amortization of the emission credit inventory is based on Texas Genco’s use of credits for the year. We have not included amortization of the out-of-market contracts for the year ended December 31, 2004 as the majority of these contracts were entered in December 2004 or during 2005. Actual results may differ considerably from these pro forma assumptions.

(10)	As described in Note 13 to our financial statements filed on Form 10-K for the year ended December 31, 2004, our investment in WCP reflected an intangible asset with a one year remaining life, consisting of the value of WCP’s CDWR energy sales contract that expired on December 31, 2004. This intangible asset was established when we emerged from bankruptcy on December 6, 2003. Assuming we would have purchased the remaining 50% in WCP as of January 1, 2004 we would have established an intangible asset for the entire CDWR energy sales contract of approximately $115.8 million. This intangible asset should be amortized and would reduce WCP’s revenue until the expiration of the CDWR energy sales contract that will occur on December 31, 2004. On a pro forma basis, the entire intangible asset has been amortized during the year ended December 31, 2004, reducing WCP’s revenue by $115.8 million.
(11)	Due to the step-up in value of emission credits pursuant to the WCP Acquisition, this amount reflects the additional amortization expense of emission credits of $1.8 million. This additional expense was derived from the actual amount of credits used during this period by WCP.

(12)	Reflects the decrease in depreciation expense due to the reduction in the value of fixed assets at the acquisition of WCP. This reduction in the value of fixed assets is due to the WCP Acquisition as well as the reduction in the value of fixed assets as reflected in NRG’s carrying value of it’s equity investment in WCP. Also see footnote 24 to the pro forma balance sheet as of September 30, 2005 for further discussion. We have assumed an average remaining useful life of 6 years of the fixed assets acquired, rendering a pro forma decrease in depreciation expense. The remaining useful life of 6 years is based on preliminary estimates based on the latest available information. This assumption may change based on the final appraisal of WCP.

(13)	Reflects the reduction in equity earnings in unconsolidated affiliates assuming WCP was a wholly owned subsidiary as of January 1, 2004 and that we no longer owned a 50% interest in Rocky Road. The reduction in equity earnings from these investments is as follows:

Equity earnings from our 50% investment in WCP	$68,895
Equity earnings from our 50% investment in Rocky Road LLC	6,904

Total	$75,799

For the year ended December 31, 2004, our historical equity earnings from WCP have been lower than 50% of WCP’s reported net income. As described in Note 13 to our annual financial statements as of and for the year ended December 31, 2004 as amended in a current report on Form 8-K filed on December 20, 2005, our investment in WCP reflected an intangible asset with a one year remaining life, consisting of the value of WCP’s CDWR energy sales contract that expired on December 31, 2004 and a reduction in the value of WCP’s fixed assets that was established when we emerged from bankruptcy on December 6, 2003. NRG’s equity earnings were significantly decreased due to the amortization of this intangible asset in the amount of $115.8 million during the year ended December 31, 2004. This decrease was slightly offset by the reduction of WCP’s depreciation expense in the amount of $31.7 million to reflect the new basis of their fixed assets.
(14)	On a pro forma basis we have assumed the payment of cash to Dynegy of $160 million was paid as of January 1, 2004. This adjustment reflects the decrease in interest income due to a reduced cash balance based on an average annual interest rate of 1.5%.
(15)	Reflects the tax effect for both the total pro forma “Loss from continuing operations before income tax” for the WCP Acquisition of $146.1 million and WCP’s pass-through earnings of $305.9 million, multiplied by an effective tax rate of 39.5%.
(16)	On a pro forma basis we have assumed that the reduction in cash due to the Refinancing and Acquisition of $269.2 million and $335.2 million, respectively (a total of $604.4 million), was paid as of January 1, 2004. This adjustment reflects the decrease in interest income due to a reduced cash balance based on an average annual interest rate of 1.5%.
Supplementary information:
Sensitivity analysis for adjustable rate financing — as part of the refinancing, part of the new term loan and unsecured notes in the amount of $300 million will be subject to adjustable rate of interest. For the year ended December 31, 2004, on a pro forma basis, if the interest rate would increase or decrease by 1/8% for the entire year, income from continuing operations would increase or decrease by $1.4 million, respectively. Also see the sensitivity analysis discussion above – “Sensitivity Analysis for the preliminary pricing of our common stock, new debt instruments and Mandatorily Convertible Preferred Stock”.

Pro Forma Combined Earnings per Share for the Nine Months Ended September 30, 2005

	Nine Months Ended September 30, 2005 (unaudited)
			NRG Energy,
	Historical		Inc, after	Pro Forma	Historical	Pro Forma Adjustments
	NRG Energy,		Discontinued	Combined Texas	West Coast					WCP	Pro Forma NRG
(in thousands except per share data)	Inc.	Audrain (2)	Operations	Genco LLC (1)	Power	ROFR (3)	Refinancing	Acquisition		Acquisition (8)	Combined
Basic EPS:
Income from continuing operations	$6,991	$(336)	$6,655	$343,633	$10,765	$8,126	$13,072	$233,633		$1,623	$617,507
Less:
Preferred stock dividends	(13,859)	—	(13,859)	—	—	—	—	(22,500	)(4)	—	(36,359)

Net income/(loss) available to common stockholders from continuing operations	$(6,868)	$(336)	$(7,204)	$343,633	$10,765	$8,126	$13,072	$211,133		$1,623	$581,148

Weighted average number of common shares outstanding	85,860	—	85,860	—	—	—	—	58,880	(5)	—	144,740

Basic EPS from continuing operations	$(0.08)		$(0.08)								$4.02

Diluted EPS:
Net income/(loss) available to common stockholders from continuing operations	$(6,868)	$(336)	$(7,204)	$343,633	$10,765	$8,126	$13,072	$211,133		$1,623	$581,148
Add: Dividend from dilutive Preferred Stock	—	—	—	—	—	—	—	35,100	(6)	—	35,100

Net income/(loss) available to common stockholders from continuing operations	$(6,868)	$(336)	$(7,204)	$343,633	$10,765	$8,126	$13,072	$246,233		$1,623	$616,248

Weighted average number of common shares outstanding	85,860	—	85,860	—	—	—	—	58,880	(5)	—	144,740
Incremental shares attributable to the issuance of non-vested restricted stock units (treasury stock method)	—	—	—	—	—	—	—	393	(7)	—	393
Incremental shares attributable to the assumed conversion of deferred stock units (if-converted method)	—	—	—	—	—	—	—	100	(7)	—	100
Incremental shares attributable to the issuance of non-vested non-qualifying stock options (treasury stock method)	—	—	—	—	—	—	—	242	(7)	—	242
Incremental shares attributable to the assumed conversion of the 4% Convertible Perpetual Preferred Stock (if-converted method)	—	—	—	—	—	—	—	10,500	(7)	—	10,500
Incremental shares attributable to the assumed conversion of the 6% Mandatorily Convertible Preferred Stock (if-converted method)	—	—	—	—	—	—	—	10,417	(7)	—	10,417

Total dilutive shares	85,860	—	85,860	—	—	—	—	80,532		—	166,392

Diluted EPS from continuing operations	$(0.08)		$(0.08)								$3.70

Footnotes to Pro Forma Combined Earnings per Share for the Nine Months Ended September 30, 2005
(1)	The Pro Forma Combined Texas Genco LLC Statement of Operations for the Nine Months Ended September 30, 2005 can be found in Exhibit 99.10.

(2)	On December 8, 2005 NRG Energy, Inc. signed an Asset and Purchase Sale Agreement with AmerenUE to sell all of the assets of Audrain. For purposes of these pro forma statements we have reflected the sale of assets of Audrain as a discontinued operation.

(3)	Reflects pro forma results of an additional 13.2% interest in STP acquired in the ROFR for the period from January 1, 2005 until ROFR acquisition date on May 19, 2005.

(4)	On a pro forma basis it is assumed that 6% Mandatorily Convertible Preferred Shares have been issued and outstanding as of January 1, 2004. As such, for the nine months ended September 30, 2005, there is an increase in dividends for preferred dividend of 22,500.
The 4% Convertible Perpetual Preferred Shares have been issued and outstanding for the entire nine month period ended September 30, 2005 and are already reflected in the historical NRG Earnings per Share calculation.
(5)	This increase in the number of weighted average shares is for shares issued to the public, and for the shares issued to the Sellers:

Shares issued to the Sellers — new issuance	35,406
Shares issued to the public	23,474

Total increase in number of weighted average shares	58,880

It should be noted that for pro forma purposes we have assumed that all the shares issued to the Sellers are newly issued. Per the Acquisition Agreement 19,346,788 shares will be issued from treasury, however, on a pro forma basis that is not possible from January 1, 2004 as there were no shares in treasury. For this reason, the weighted average number of common shares outstanding for the nine months ended September 30, 2005 are also higher than what is expected after the closing of the Acquisition.
(6)	This increase in the add back for preferred stock dividends is due to the following dilutive preferred stocks:

Dividend for 4% Convertible Perpetual Preferred Shares	12,600
Dividend for 6% Mandatorily Convertible Preferred Shares	22,500

Total Preferred Dividend	35,100

(7)	On a pro-forma basis, these items are dilutive.

(8)	On December 27, 2005, NRG entered into purchase and sale agreements for projects co-owned with Dynegy. Under the agreements, NRG will acquire Dynegy’s 50% ownership interest in WCP, and become the sole owner of WCP’s 1,808 MW of generation in Southern California. In addition, NRG is selling to Dynegy its 50% ownership interest in Rocky Road, a 330 MW gas-fueled, simple cycle peaking plant located in Dundee, Illinois. Both of these transactions are conditioned upon one another and NRG will pay Dynegy a net purchase price of $160 million at closing. NRG will fund the net purchase price with cash held by the WCP partnership. NRG anticipates closing both transactions during the first quarter 2006.

Pro Forma Combined Earnings per Share for the Year Ended December 31, 2004

	Year Ended December 31, 2004 (unaudited)
			NRG Energy,
	Historical		Inc, after	Pro Forma	Historical	Pro Forma Adjustments
	NRG Energy,		Discontinued	Combined Texas	West Coast					WCP	Pro Forma NRG
(in thousands except per share data)	Inc.	Audrain (2)	Operations	Genco LLC (1)	Power	ROFR (3)	Refinancing	Acquisition		Acquisition (7)	Combined
Basic EPS:
Income from continuing operations	$159,144	$1,628	$160,772	$306,617	$305,947	$31,588	$36,852	$(449,198)		$(209,292)	$183,286
Less:
Preferred stock dividends	(549)	—	(549)	—	—	—	—	(30,000	)(4)	—	(30,549)

Net income available to common stockholders from continuing operations	$158,595	$1,628	$160,223	$306,617	$305,947	$31,588	$36,852	$(479,198)		$(209,292)	$152,737

Weighted average number of common shares Outstanding	99,616	—	99,616	—	—	—	—	58,880	(5)	—	158,496

Basic EPS from continuing operations	$1.59		$1.61								$0.96

Diluted EPS:
Net income available to common stockholders from continuing operations	$158,595	$1,628	$160,223	$306,617	$305,947	$31,588	$36,852	$(479,198)		$(209,292)	$152,737
Add:
Dividend from dilutive
Preferred Stock	549	—	549	—	—	—	—	(549	)(6)	—	—

Net income available to common stockholders from continuing operations	$159,144	$1,628	$160,772	$306,617	$305,947	$31,588	$36,852	$(479,747)		$(209,292)	$152,737

Weighted average number of common shares Outstanding	99,616	—	99,616	—	—	—	—	58,880	(5)	—	158,496
Incremental shares attributable to the issuance of non-vested restricted stock units (treasury stock method)	345	—	345	—	—	—	—	—		—	345
Incremental shares attributable to the assumed conversion of deferred stock units (if-converted method)	67	—	67	—	—	—	—	—		—	67
Incremental shares attributable to the assumed conversion of the 4% Convertible Perpetual Preferred Stock (if-converted method)	343	—	343	—	—	—	—	(343	)(6)	—	—
Incremental shares attributable to the assumed conversion of the 6% Mandatorily Convertible Preferred Stock (if-converted method)	—	—	—	—	—	—	—	—		—	—

Total dilutive shares	100,371	—	100,371	—	—	—	—	58,537		—	158,908

Diluted EPS from continuing operations	$1.59		$1.60								$0.96

Footnotes to Pro Forma Combined Earnings per Share for the Year Ended December 31, 2004
(1)	The Pro Forma Combined Texas Genco LLC Statement of Operations for the Year Ended December 31, 2004 can be found in Exhibit 99.11.

(2)	On December 8, 2005 NRG Energy, Inc. signed an Asset and Purchase Sale Agreement with AmerenUE to sell all of the assets of Audrain. For purposes of these pro forma statements we have reflected the sale of assets of Audrain as a discontinued operation.

(3)	Amounts reflect the pro forma results of the additional 13.2% interest in STP acquired in the ROFR as if the acquisition had occurred on January 1, 2004.

(4)	On a pro forma basis it is assumed that the 6% Mandatorily Convertible Preferred Shares have been issued and outstanding as of January 1, 2004. As such, for the year ended December 31, 2004, there is an increase in dividends for their respective preferred dividend of 30,000.

(5)	This increase in the number of weighted average shares is for shares issued to the public, and for the shares issued to the Sellers:

Shares issued to the Sellers — new issuance	35,406
Shares issued to the public	23,474

Total increase in number of weighted average shares	58,880

It should be noted that for pro forma purposes we have assured that all the shares issued to the Sellers are newly issued. Per the Acquisition Agreement 19,346,788 shares will be issued from treasury, however, on a pro forma basis that is not possible for January 1, 2004 as there were no shares in treasury. For this reason, the weighted average number of common shares outstanding for the nine months ended September 30, 2005 are also higher than what is expected after the closing of the Acquisition.
(6)	On a pro-forma basis, these items have become anti-dilutive.

(7)	On December 27, 2005, NRG entered into purchase and sale agreements for projects co-owned with Dynegy. Under the agreements, NRG will acquire Dynegy’s 50% ownership interest in WCP, and become the sole owner of WCP’s 1,808 MW of generation in Southern California. In addition, NRG is selling to Dynegy its 50% ownership interest in Rocky Road, a 330 MW gas-fueled, simple cycle peaking plant located in Dundee, Illinois. Both of these transactions are conditioned upon one another and NRG will pay Dynegy a net purchase price of $160 million at closing. NRG will fund the net purchase price with cash held by the WCP partnership. NRG anticipates closing both transactions during the first quarter 2006.

Item 9.01 Exhibits

Exhibits
23.1	*	Consent of Deloitte & Touche LLP

99.01	*	Texas Genco LLC Quarterly Report to the Noteholders for the Quarterly Period Ended September 30, 2005

99.02	*	Texas Genco Holdings, Inc. audited financial statements as of December 31, 2003 and December 31, 2004

99.03	*	Texas Genco LLC audited financial statements as of December 31, 2004

99.04	*	Pro Forma presentation of the Statements of Operation for Predecessor NRG Energy, Inc. for the year ended December 31, 2002, for the period January 1 through December 5, 2005 to reflect the reclassification for discontinued operations of Audrain

99.05	*	Pro Forma presentation of the Statement of Operation for Reorganized NRG Energy, Inc.’s for the period December 6, 2003 through December 31, 2003 to reflect the reclassification for discontinued operations of Audrain

99.06	**	Unaudited Quarterly Financial Statements for West Coast Power LLC

99.10	*	Combined Texas Genco LLC pro forma financial statements for the nine months ended September 30, 2005

99.11	*	Combined Texas Genco LLC pro forma financial statements for the year ended December 31, 2004

*	Incorporated herein by reference to NRG Energy, Inc.’s current report on Form 8-K filed on December 21, 2005.

**	Incorporated herein by reference to NRG Energy, Inc.’s current report on Form 8-K/A filed on January 5, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc. (Registrant)

	By:	/s/ TIMOTHY W. J. O’BRIEN

Timothy W. J. O’Brien
Vice President and General Counsel

Dated: January 23, 2006

Exhibits

23.1	*	Consent of Deloitte & Touche LLP

99.01	*	Texas Genco LLC Quarterly Report to the Noteholders for the Quarterly Period Ended September 30, 2005

99.02	*	Texas Genco Holdings, Inc. audited financial statements as of December 31, 2003 and December 31, 2004

99.03	*	Texas Genco LLC audited financial statements as of December 31, 2004

99.04	*	Pro Forma presentation of the Statements of Operation for Predecessor NRG Energy, Inc. for the year ended December 31, 2002, for the period January 1 through December 5, 2005 to reflect the reclassification for discontinued operations of Audrain

99.05	*	Pro Forma presentation of the Statement of Operation for Reorganized NRG Energy, Inc.’s for the period December 6, 2003 through December 31, 2003 to reflect the reclassification for discontinued operations of Audrain

99.06	**	Unaudited Quarterly Financial Statements for West Coast Power LLC

99.10	*	Combined Texas Genco LLC pro forma financial statements for the nine months ended September 30, 2005

99.11	*	Combined Texas Genco LLC pro forma financial statements for the year ended December 31, 2004

*	Incorporated herein by reference to NRG Energy, Inc.’s current report on Form 8-K filed on December 21, 2005.

**	Incorporated herein by reference to NRG Energy, Inc.’s current report on Form 8-K/A filed on January 5, 2006.